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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ____________

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                             _____________________


     Date of Report (Date of earliest event reported) August 16, 2001


                                 TIDEWATER INC.
             (Exact name of registrant as specified in its charter)

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
                 Delaware                                       1-6311                                   72-0487776
         (State of incorporation)                      (Commission File Number)               (IRS Employer Identification No.)

                         601 Poydras Street, Suite 1900                               70130
                     (Address of principal executive offices)                       (Zip Code)
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                                 (504) 568-1010
              (Registrant's telephone number, including area code)

                                      N/A
         (Former name or former address, if changed since last report)
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ITEM 9.    REGULATION FD DISCLOSURE.

     In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements set forth in this Current Report on Form 8-K provide other than historical information and are forward looking. The actual achievement of any forecasted results, or the unfolding of future economic or business developments in a way anticipated or projected by the Company, involve numerous risks and uncertainties. Among those risks and uncertainties, many of which are beyond the control of the Company, are: fluctuations in oil and gas prices; level of fleet additions by competitors; changes in levels of capital spending in domestic and international markets by customers in the energy industry for exploration, development and production; unsettled political conditions, civil unrest and governmental actions, especially in higher risk countries of operations; foreign currency fluctuations; and environmental and labor laws. Readers should consider all of these risk factors as well as other information contained in this report.

     On August 16, 2001, the Company issued the following Quarterly Report to
Shareholders:



Fellow Shareholders:

          Tidewater's growth trend continued throughout the first quarter of fiscal 2002. Despite a general market slow down and concerns about the effects of lower-than-expected oil and gas prices in the energy segment, your Company posted its fifth straight quarter of revenue growth. Revenues for the March quarter, which were up 10 percent from the previous quarter, rose another 9.2 percent this quarter. Net earnings have also increased for the third consecutive quarter, climbing from $22.3 million in the December quarter to $39 million for the June quarter. While revenues and earnings are not Tidewater's whole story, they point to a steady and sustainable improvement in the energy industry as a whole.

For the quarter ended June 30, 2001, Tidewater's net earnings were $39 million, or $.69 per share, on revenues of $190.6 million. That compares to the same quarter last year when net earnings were $8.2 million, or $.15 per share, on revenues of $136.9 million. Net earnings in the immediately preceding quarter ended March 31, 2001, were $29.3 million, or $.52 per share, on revenues of $174.5. Included in earnings for the period ended June 30, 2001, is an increase of $.03 per share from the early adoption of the recently issued Financial Standards Board's Statement of Financial Accounting Standards No. 142 covering Goodwill amortization.

Continuing to grow, Tidewater is implementing its deepwater new construction and acquisition programs. Since August 2000, 15 of the Company's large anchor-handling towing supply vessels and platform supply vessels have been delivered, with 13 more deepwater AHTS and PSVs to be delivered between now and January of 2003. The financial impact of these new vessels on our revenues is impressive, and we expect that dayrates for these vessels will trend higher if, as expected, exploration and production budgets are expanded for the deepwater areas of the world.

Although we are currently experiencing a temporary slowing of our Gulf of Mexico market due to lower prices for North American natural gas, we believe that the global demand for energy will continue to grow, resulting in the continued expansion of our international markets. With almost two-thirds of our fleet working in the international segment, your
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Company is well positioned to take advantage of what we believe to be an era of extended energy expansion throughout the world.


William C. O'Malley
Chairman, President and Chief Executive Officer
Tidewater Inc.
August 6, 2001
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                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              TIDEWATER INC.


                              By:   /s/  William C. O'Malley
                                 ----------------------------
                                    William C. O'Malley
                                    Chief Executive Officer and
                                    President

Date:  August 16, 2001